Exhibit 99.1

DSP Group Announces a Major Design Win for HDClear

LOS ALTOS, CA, Jan. 12, 2016 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today the achievement of a strategic milestone – a high volume design win for its HDClear products with a leading mobile equipment manufacturer.

DSP Group’s HDClear SoCs include a comprehensive suite of voice enhancement features for mobile and wearable devices incorporating “always-on” voice functionality, noise suppression technology and additional voice enhancement algorithms, all of which dramatically improve user experience and deliver unparalleled voice quality to mobile device users, in ultra-low power consumption.

“We are excited to announce a high volume design win for our HDClear products with a leading mobile OEM, which is expected to contribute to our results this year,” said Ofer Elyakim, CEO of DSP Group. “This is a milestone event for DSP Group and our mobile business, marking a successful entry into this market,” he concluded.

Ofer Elyakim, Chief Executive Officer, and Dror Levy, Chief Financial Officer, are presenting at the 18th Annual Needham Growth Conference at the Palace Hotel in New York today at 02:10 PM.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that the design win for HDClear is expected to contribute to DSP Group’s results for 2016 and is evidence of a successful entry into the mobile market. The results from these statements may not actually arise as a result of various factors, including the timing and scope of purchase orders relating to the design win; unexpected delays in the commercial launch of new HDClear products; DSP Group's ability to manage costs relating to the mobile segment, the ability of HDClear products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2014, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. For more information, please visit www.dspg.com.

Contact: Dror Levy, Chief Financial Officer, Tel: +972-9-952-9699 , Email: dror.levy@dspg.com